Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of LTX-Credence Corporation for the registration of debt securities, common stock and warrants and to the incorporation by reference therein of our reports dated October 14, 2009, with respect to the consolidated financial statements and schedule of LTX-Credence Corporation, and the effectiveness of internal control over financial reporting of LTX-Credence Corporation included in its Annual Report (Form 10-K) for the year ended July 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston Massachusetts

November 06, 2009